Exhibit 10.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SharkNinja

March 17, 2024

Patraic Reagan
[*****]@gmail.com

Dear Patraic:
Congratulations, we are excited to extend you this conditional offer to join the SharkNinja Team! SharkNinja offers a fun, fast-paced work environment full of ambitious and talented people who are committed to positively impacting people's lives every day in every home around the world.

We are pleased to offer you a full-time, at-will position with SharkNinja Operating LLC (together with its affiliates, "SharkNinja" or the "Company") as Executive Vice President - Chief Financial Officer. Pending satisfactory completion of our pre-employment checks, your anticipated start date is April 22, 2024. This role reports to Mark Barrocas, Chief Executive Officer. In your position as Executive Vice President - Chief Financial Officer, you will have such duties, responsibilities and authority as are reasonably prescribed by the Company from time to time consistent with your position, perform such duties and responsibilities faithfully and to the best of your ability, and in compliance with all of the Company's policies (including, without limitation, the Company's Code of Conduct and Employee Handbook), as such policies may be amended from time to time in the sole discretion of the Company. You will devote substantially all of your business time and best efforts to the performance of your duties to the Company. Your principal place of employment is Needham, Massachusetts, and you are expected to be in the Company's Needham office three days per week, on average.

Compensation and Benefits

Base Compensation: Your gross starting compensation will be $25,000.00 paid to you on a bi-weekly basis in accordance with the Company's normal payroll practices, which equates to an annualized gross salary of $650,000.00, with installments generally payable on every other Thursday. Your salary is subject to deductions and withholdings as required by law or authorized by you in accordance with applicable law. Your salary may be adjusted from time to time, including through increases, in the Company's sole discretion.
This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked.

Annual Bonus: Commencing in 2024, you will also be eligible to receive an annual discretionary bonus of up to seventy-five percent (75%) of your annual base salary based on a number of factors, including individual and Company performance, in accordance with the terms of the applicable bonus plan (your "Target Annual Bonus"). The annual bonus is tied to our fiscal year which runs from January 1st through December 31st. To the fullest extent permitted by law, this bonus is not earned until it is paid to you. Your receipt of the bonus is conditional on your continued employment with SharkNinja as of the time when the bonus is paid out, which typically (but not necessarily) falls in March. Please note that the bonus is prorated for new hires during the first year of employment. For 2024, your bonus will be calculated at target (i.e., 75% of your annual base salary) and prorated based on the number of days you were actively employed by the Company during 2024. The bonus arrangement is subject to the terms and conditions established under any applicable plans and/or policies of the Company, as may be amended from time to time, and to deductions and withholdings as required by law or authorized by you in accordance with applicable law.

Hire Bonus: You will also be eligible to receive a one-time bonus in the gross amount of $300,000.00 ("Hire Bonus*"), scheduled to be paid 30 days after your first date of employment. The opportunity to receive the Hire Bonus and participate in the LTIP (defined below) shall serve as consideration for your agreements in the enclosed confidentiality, non-disclosure, non-compete and/or non-solicit agreement. Your receipt of the Hire Bonus is conditional on continued employment with SharkNinja in good standing. You will be deemed to have earned the

Hire Bonus after completing twenty-four (24) months of service following your start date. Should you voluntarily leave SharkNinja without Good Reason or if SharkNinja terminates you for Just Cause within twenty-four (24) months of your start date, you must reimburse SharkNinja an amount equal to the product of the Hire Bonus times a fraction the numerator of which is the number of remaining months in such twenty-four month period and the denominator of which is twenty four, less taxes that you paid on such amount. Please note that in this situation, unless prohibited by applicable law, any payback amount will be deducted from your final paycheck and any remaining balance must be repaid within thirty (30) days of your termination date.

Long-Term Incentive Payments: Effective on or as soon as practicable following the date hereof, we will recommend to the compensation committee of the board of directors of the ultimate parent company of SharkNinja ("SharkNinja Parent") that you receive a long-term incentive equity grant for a total number of restricted share units of SharkNinja Parent with an aggregate fair market value equal to $3,950,000.00 (based on the closing price of an ordinary share of SharkNinja Parent on the last trading day preceding the grant date) that settle in shares of SharkNinja Parent ordinary shares (the "LTl Equity Grant"), subject to the terms and conditions described herein. The Equity Grant will be subject to your acceptance, the terms and conditions of the applicable restricted share unit award agreement to be entered into between you and SharkNinja Parent, the applicable equity incentive plan of SharkNinja Parent (as may be amended from time to time) (the "SharkNinja Equity Plan"), and approval by the compensation committee of the board of directors of SharkNinja Parent. It is currently anticipated that the LTl Equity Grant will be eligible to vest in two (2) substantially equal installments. With respect to the first installment, fifty percent (50%) will vest solely based on time ('Time RSUs"), and the remaining fifty percent (50%) will vest based on the achievement of certain performance conditions that will be established by SharkNinja Parent ("Performance RSUs"). With respect to the second installment, thirty percent (30%) will be Time RSUs and seventy percent (70%) will be Performance RSUs. In each case, the Time RSUs and Performance RSUs will vest subject to your continuous service with the Company through each applicable vesting date (and/or such other vesting conditions as determined by the compensation committee of the board of directors of SharkNinja Parent and set forth in the applicable award agreement). If you receive the LTl Equity Grant, you and SharkNinja Parent will execute such additional documents as may be necessary or appropriate to document the understanding in this paragraph.

Your Time RSUs will not be subject to any performance-based conditions and will vest in two (2) substantially equal annual installments on February 28 of 2025 and 2026, subject to your continuous service with the Company through each applicable vesting date.

Your Performance RSUs will be subject to performance-based vesting conditions that will be established by SharkNinja Parent and will vest (if any, fully or partially) based on the achievement of such performance-based vesting conditions on February 28 of 2025 and 2026, subject to your continuous service with the Company through each applicable vesting date.

Equity Grant: In addition to the LTl Equity Grant, effective on or as soon as practicable following the date hereof, we will recommend to the compensation committee of the board of directors of SharkNinja Parent that you receive an equity grant for a total number of restricted share units of SharkNinja Parent with an aggregate fair market value equal to $750,000.00 (based on the closing price of an ordinary share of SharkNinja Parent on the last trading day preceding the grant date) that settle in shares of SharkNinja Parent ordinary shares (the "Market Cap RSU Award"), subject to the terms and conditions described herein. The Market Cap RSU Award will be subject to your acceptance, the terms and conditions of the applicable restricted share unit award agreement to be entered into between you and SharkNinja Parent, the SharkNinja Equity Plan, and approval by the compensation committee of the board of directors of SharkNinja Parent. It is currently anticipated that the Market Cap RSU Award will be eligible to vest upon the satisfaction of the vesting conditions set forth below and be paid to you on or as soon as administratively practical (and within thirty (30) days) following the vesting date. If you receive the Market Cap RSU Award, you and SharkNinja Parent will execute such additional documents as may be necessary or appropriate to document the understanding in this paragraph.

The Market Cap RSU Award will vest in full upon the achievement of the following market cap related condition within 4 years of SharkNinja Parent's U.S. listing date (i.e., within 4 years of July 31, 2023), subject to your continuous service with the Company through the date of such achievement:
The Market Cap RSU Award will vest on the date that the average daily market capitalization of SharkNinja Parent for any consecutive 120 trading days after July 31, 2023 (the "SN Average Daily Market Cap", calculated by dividing the aggregation of SharkNinja Parent's daily market capitalization (the "SN Daily Market Cap") for any consecutive 120 trading days after July 31, 2023 by 120, with the SN Daily Market Cap calculated by multiplying the total number of outstanding shares of SharkNinja Parent at the close of market on a trading day by the closing price of an ordinary share of SharkNinja Parent on the same trading day) exceeds $9.5 billion.

For the avoidance of doubt, the SN Average Daily Market Cap set forth above will be equitably adjusted by the compensation committee of the board of directors of SharkNinja Parent in its sole discretion to reflect any capitalization adjustment to the extent necessary to preserve (or prevent enlargement of) the benefits or potential benefits intended by the Market Cap RSU Award as of the date hereof.

You will also be eligible to receive future grants of equity pursuant to SharkNinja Parent's equity program (as may be amended from time to time), subject to the terms and conditions of the program, the applicable award agreement to be entered into between you and SharkNinja Parent, and the SharkNinja Equity Plan, in all cases as determined by, and subject to the approval of, the compensation committee of the board of directors of SharkNinja Parent.
Other Benefits: SharkNinja will pay you a personal car allowance of $1,000.00 per month, payable in bi-weekly amounts as part of your bi-weekly pay, subject to applicable deductions and withholdings as required by law or authorized by you in accordance with applicable law (the "motor car allowance"). To receive the motor car allowance, you must be in good standing with and continuously actively employed by SharkNinja.
As discussed, your position will require you to move to the Boston, MA area. SharkNinja will provide relocation assistance in the amount of up to $80,000.00 which can be used to cover reasonable relocation costs incurred over a period of up to twelve (12) months including, but not limited to:

•Movement of household goods
•House hunting and final move
•Temporary living expenses
The relocation assistance reimbursement amount may be increased at the sole discretion of the Company upon receipt of a relocation cost estimate by a moving provider of the Company's choosing and in certain other circumstances. To be eligible for relocation assistance reimbursement, your relocation to the Boston, MA area must be complete by January 1, 2025. Until your relocation is complete, SharkNinja will cover all of your reasonable commuting expenses in accordance with the Company's Travel and Expense Policy. Eligibility for relocation assistance reimbursement ceases upon the termination of employment for any reason.
We have contracted NRI Relocation Services who will be your single point of coordination for all relocation related services. To receive relocation assistance reimbursement on any relocation related expenses, you must work through our managed relocation program with NRI. You will receive information on NRI under separate cover along with instructions on how to partner with them in this process.
All payments made to, or on behalf of, an associate for covered relocation expenses are subject to inclusion in the gross wages reported on your W-2 form. It is recommended that all receipts and records be retained by you for filing tax returns. SharkNinja relocation assistance reimbursement will be "grossed up" to account for your federal, state, or local obligations imposed on your relocation expenses. This relocation assistance reimbursement may be subject to other taxes or otherwise impact your taxes; thus, we advise you to speak with your tax advisor or attorney to determine how this will affect your personal tax situation. The Company does not cover any additional tax deductions and/or credits that occur because of an associate's relocation. Furthermore, relocation reimbursement is nontransferable. As such, reimbursement is based on and subject to the parameters outlined herein.

If you voluntarily leave your employment with SharkNinja within twenty-four (24) months following your employment start date, you must reimburse and repay SharkNinja in full for the gross amount of all relocation assistance received by you from SharkNinja through your date of separation. Please note that in this situation, you agree and authorize SharkNinja to deduct this repayment amount from your final paycheck, to the greatest extent permitted by applicable law, to satisfy all or a portion of your relocation assistance debt, and that any remaining balance of your relocation assistance debt shall be repaid to SharkNinja by you within thirty (30) days of your separation date. By signing this offer, you acknowledge that you understand and agree to the payback provisions associated with relocation assistance.

You also will be entitled to participate in a wide variety of benefit programs on the same terms and conditions as other similarly situated associates and in accordance with the terms and conditions of the governing plan documents. If you timely elect to participate in certain benefit plans, coverage will be effective retroactive to your first day of employment. More information about the Company's benefit programs is included in the enclosed benefit summary. Your eligibility to participate in any benefits plans and the terms of your participation will be governed by the governing plan documents, and nothing in this letter or in the enclosed benefit summary can modify the provisions of the plans.

In your position, we also allow you to take as much paid time off ("PTO") as is consistent with your job requirements, job duties and obligations to the Company, as set forth more fully in the Company's PTO policy. As set forth in the policy, PTO is not an earned or accrued benefit and instead is part of the Company's desire to provide a flexible work schedule. The PTO policy does not supersede any of the Company's leave policies mandated by federal, state or local laws. In addition, the Company presently observes eight (8) holidays, (2) floating holidays per calendar year, one (1) cultural and religious observance day, and up to eight (8) hours of paid volunteer hours per year. No time off benefits, such as PTO and floating holidays, are carried over or paid out in the event of the termination of your employment, except where expressly required by law. The Company's PTO policy is subject to change in the Company's sole discretion.

Severance Pay: In the event that your employment is terminated as a result of a Qualifying Termination (as defined below) after your hire date, you will be eligible to receive, as severance pay, (i) continuation of your then current base salary for a period of fifty-two (52) weeks and (ii) annual discretionary bonus prorated based on the number of days you were actively employed by the Company during the applicable fiscal year and subject to the terms and conditions established under any applicable plans and/or policies of the Company, as may be amended from time to time, contingent on the parties' execution of a confidential written Separation Agreement (as defined below). In addition, in the event of a Qualifying Termination, SharkNinja agrees that pursuant to an executed Separation Agreement, if you timely elect COBRA coverage, it shall pay the same employer portion of the premiums for continuation of medical and dental benefits for you under COBRA as it pays for active employees until the earlier of the end of the fifty-two (52) week salary continuation period or the date that you commence other employment that offers group medical plan coverage. Your portion of the premiums may be withheld from the severance pay. If such payments of premiums at such time constitute taxable income to you, SharkNinja may make payments in an equivalent amount as additional severance pay rather than as premium payments. Contingent on the parties' execution of a confidential written Separation Agreement, the severance payments will commence within 60 days after the date of employment termination; provided that (i) if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments will commence in the second calendar year no later than the last day of such 60-day period and (ii) the first payment will include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. No severance payments will be payable unless your termination of employment constitutes a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and if you are deemed at the time of your Separation from Service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the severance payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your severance payments will not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from your date of Separation from Service or (B) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph will be paid in a lump sum to you without interest, and any remaining payments due will be paid as otherwise provided. Each installment of severance pay is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For the avoidance of doubt, you agree that you shall not be entitled to any annual bonus for the Fiscal Year in which the Qualifying Termination occurs.
For purposes of this Offer Letter:
"Disability" means a condition or disability such that you are unable to perform the essential functions of your position with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12)-month period.

"Just Cause" means any one of: (i) your conviction or entering a guilty plea or a plea of no contest with respect to a felony (or state law equivalent) or a misdemeanor involving moral turpitude either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (ii) your commission of an act that involves fraud, theft, conversion, misappropriation or embezzlement; (iii) any willful and continued failure or refusal by you to substantially perform the material duties and responsibilities of your position (other than such a failure as a result of Disability); (iv) your gross negligence, willful misconduct (including, without limitation, fraud, embezzlement or misappropriation), or willful malfeasance in connection with your employment; (v) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to SharkNinja; (vi) your breach of any material obligation under the Company's Noncompetition, Confidentiality and Non-Solicitation Agreement, or any other written agreement between you and the Company; or (vii) your willful material violation of any material written SharkNinja policy which SharkNinja reasonably believes has a material detrimental effect on the Company or creates material risks for the Company, including, without limitation, violation of any code of ethics or business conduct, any policy against discrimination or harassment and/or any other conduct policies and codes which have been or may be adopted by SharkNinja at any time. Notwithstanding anything to the contrary in this paragraph, no act or omission pursuant to clauses (iii) above will constitute Just Cause for termination unless the Company has first provided you with written notice of the existence of the condition supporting such event within the period not to exceed ninety (90) days after the Company's recognition of the condition and you fail to remedy such condition within thirty (30) days of receiving such written notice.

"Good Reason" means (i) a material adverse diminution in your job responsibilities or a material adverse change in your title or status from those in effect on the date you commence employment with the Company or as enhanced from time to time (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); (ii) a material reduction of your base salary or Target Annual Bonus, other than a general reduction in base salary or Target Annual Bonus that affects all similarly situated executives in substantially the same proportions; (iii) the relocation of your principal place of employment by more than 50 miles from Needham, Massachusetts; or (iv) the failure of SharkNinja to perform any of its material obligations under this agreement or other material agreement relating to your employment. Resignation for Good Reason shall not be deemed to exist unless you provide the Company with written notice of the existence of the condition supporting any of the foregoing events,described in this definition within the period not to exceed 10 business days after your first initial recognition of the condition and the Company fails to remedy such condition within 30 days of receiving such written notice.

"Qualifying Termination" means (i) a termination of your employment by SharkNinja for any reason other than for Just Cause or (ii) your resignation from SharkNinja for Good Reason. Notwithstanding the foregoing, a termination of your employment due to death or Disability is not a Qualifying Termination.

"Separation Agreement" means a written, confidential employment separation agreement in a form proposed by SharkNinja that includes, among other terms, (i) your general release of all claims against SharkNinja and related persons and entities, including without limitation, claims under federal, state and local laws related to the employment relationship, wage and hour, discrimination, harassment and retaliation, (ii) your agreement not to disparage SharkNinja or any related persons or entities, and (iii) a noncompetition provision essentially the same or similar in scope to that set forth in the Company's Noncompetition, Confidentiality and Non-Solicitation Agreement enclosed with this offer letter.

Unless expressly provided for in this letter, the amounts of compensation described in this letter are before taxation and other deductions and withholdings as required by law or authorized by you in accordance with applicable law.

No Conflicting Obligations

SharkNinja takes confidentiality obligations very seriously, and as such, SharkNinja does not seek the confidential information of any third party. You are prohibited from disclosing to SharkNinja any confidential information of any third party that you have an obligation to protect.

You further confirm that you will not use, incorporate or bring any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to SharkNinja without written authorization from your current or former employer, nor will you disclose any such confidential information during the course and scope of your employment with SharkNinja. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
You also represent and warrant that you are not party to any agreement or subject to any policy that would prevent or restrict you from engaging in activities competitive with the activities of your current or former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your current or former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy.

Offer Contingencies
This offer is contingent upon the following:

■Satisfactory completion of a background check, consistent with applicable federal, state and local law, including but not limited to a background check of employment, education and criminal history
■Signing the enclosed Noncompetition, Confidentiality and Non-Solicitation Agreement
■Proof of identity and authorization to work in the United States and satisfactory completion of USCIS Form 1-9
■Confirmation that you are not subject to any legal restrictions on your activities or your ability to accept and be employed by the Company in the offered position (see above)
■Accepting this offer in writing by the date specified below

■Approval by the board of directors of SharkNinja Parent

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not resign your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer. In the event that you begin employment prior to the completion of any background checks, you understand that continued employment is conditioned upon the completion and satisfactory results of such checks. Generally, the screening process takes 5-7 days, although the Company makes no representations as to the actual length of time that the process may take. If you have any questions regarding where we are in the screening process, please do not hesitate to contact me.

On your first day of employment, please be sure to bring your identification documents, such as your unexpired passport, or your driver's license and social security card, to establish your identity and eligibility for employment in the United States. If you are unable to provide such verification within three (3) business days of the date your employment begins, this offer of employment will be withdrawn or your employment will be terminated. Please contact me with any questions regarding the employment eligibility verification process.
SharkNinja associates are "employees at-will". At-will employment means that either the associate or the Company may terminate the employment relationship for any reason or for no reason, with or without advance notice or cause, at any time. Further, the Company reserves the right to change any and all pay, benefits and/or other terms and conditions of employment at any time, with or without advance notice. Nothing verbally expressed or written in this offer letter constitutes any type of contract, express or implied, or guarantee of continued or future employment. Your at-will employment status can be changed only by a written contract signed by the President or Chief Legal Officer of the Company. Except for the President or Chief Legal Officer, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Nothing in this letter should be read to alter any term in this paragraph.
If you accept this offer and become an associate of the Company, you will be subject to our employment policies and procedures. Upon hire, you will be required to read and sign an acknowledgement of receipt of the Associate Handbook and any applicable state supplement. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and it also reserves the right to modify your position or duties to meet business needs.

This letter, the enclosed Noncompetition, Confidentiality and Non-Solicitation Agreement constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company's President or Chief Legal Officer.
This offer will be active until Monday, March 18, 2024. Please print, sign and return this letter to me via email on or before that date. You shall have until March 26, 2024 to sign and return the Noncompetition, Confidentiality and Non-Solicitation Agreement to me via email. Should you have any questions, whether prior to or following your acceptance, please feel free to send me an email.

We are delighted at the prospect of you joining our team!

Sincerely,
/s/ Elizabeth Norberg
Elizabeth Norberg
EVP, Chief People Officer

I accept the above offer as stated and agree to its terms and conditions.

Patraic Reagan /s/ Patraic Reagan
(Print Full Name)     (Signature)

3/20/2024
(Date)

Enclosures:

1.Noncompetition, Confidentiality and Non-Solicitation Agreement
2.Benefits Summary

NONCOMPETITION. CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
(FOR NEW MASSACHUSETTS SHARKNINJA EMPLOYEES)

THIS NON-COMPETITION, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the "Agreement") is made and entered into between Patraic Reagan ("Employee") and SharkNinja Management LLC and SharkNinja Sales Company, together with parent entity SharkNinja Operating LLC, a Delaware limited liability company ("Operating"), and its subsidiaries and affiliates within the SharkNinja family of companies to or for which Employee provides services or about which Employee acquires Confidential Information (and its or their successors and assigns) (collectively, "SharkNinja Companies").

WHEREAS, the SharkNinja Companies is in the business of the design, marketing and distribution of floor care or steam cleaning products, garment care products, beauty and haircare products, outdoor grills, air purification products, kitchenware and kitchen appliances (each line of product or appliances, individually "a line of business" or any combination thereof, the "Business") and the SharkNinja Companies desire to employ Employee as an at will employee and in consideration for such employment, Employee is voluntarily entering into this Agreement.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, including without limitation, Employee's hire and/or continued employment, the opportunity to receive the Hire Bonus in the amount of $300,000 and Market Cap RSU Award (as set forth in your offer letter), the opportunity to participate in the SharkNinja Companies' Long-Term Equity Grant, and the opportunity to participate in the SharkNinja Companies' Management Incentive Bonus Plan, Employee's access to the SharkNinja Companies' goodwill, customer and client relationships, and/or confidential information, and the covenants and promises of the parties set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Acknowledgment. Employee and the SharkNinja Companies acknowledge that the SharkNinja Companies at considerable expense have purchased and developed valuable goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the SharkNinja Companies and that Employee will have access to and knowledge concerning such rights, which if used other than for the benefit of the SharkNinja Companies could significantly injure the SharkNinja Companies. Employee understands that the SharkNinja Companies will provide Employee with one or more of these items in reliance upon Employee's promise to abide by the restrictions in this Agreement and would refuse to provide Employee with the foregoing if Employee were not willing to enter into and abide by the terms of this Agreement. Employee acknowledges that complying with the provisions contained in this Agreement will not preclude them from engaging in a lawful profession, trade or business, or from becoming gainfully employed in such a way as to provide a standard of living for themselves.
2.Definitions. For the purposes of this agreement, the following terms will have the definition set forth in this section.
a."Competing Business" means any other individual, partnership, corporation, limited liability company or any other entity (each a "Person") that competes with a line of business in which Employee had involvement or about which Employee obtained Confidential Information during the Look Back Period. Employee acknowledges that over the course of Employee's career, the SharkNinja Companies' business may expand beyond its current lines of business, and therefore, the definition of Competing Business also includes a Person developing, marketing or selling any product or service the SharkNinja Companies is developing, marketing or distributing or has plans to develop, market or distribute at the time of the Employee's termination of employment, in which Employee had involvement or about which Employee obtained Confidential Information during the Look Back Period.

b."Compete" means (i) for the benefit of or on behalf of a Competing Business, participate in, manage, supervise, or provide services that are the same as or similar in purpose or function to any services Employee provided to or supervised for the SharkNinja Companies during the Look Back Period; or (ii) take on any other responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers or Key Relationships to the benefit of a Competing Business or detriment of the SharkNinja Companies.

If Employee is employed in a sales role and earns less than $150,000 in Box 1 W-2 annual compensation for SharkNinja, then the definition of "Compete" shall be modified to mean: for the benefit of or on behalf of a Competing Business, participate in, manage, supervise, or provide services to any Covered Customer where such services are the same as or similar in purpose or function to any services Employee provided to or supervised for the SharkNinja Companies during the Look Back Period.

c."Confidential Information" means an item of information or data or compilation of information or data in any form (tangible or intangible) related to the SharkNinja Companies' Business that Employee acquires or gains access to in the course of their employment with SharkNinja Companies that the SharkNinja Companies has not authorized public disclosure of, and that is not readily available to the public or persons outside the SharkNinja Companies through proper means. By way of example and not limitation, Confidential Information is understood to include: confidential techniques, know-how, negative know-how, financial infom1ation, copyrights, patents, trademarks, trade names, slogans, logos, designs, service marks, computer software programs, databases, magnetic media, systems and programs, trade secrets, business lists, customer lists, records of customers and customer contact information, as well as customer communications, private customer contract terms, unique customer preferences and historical transaction data, client lists, supplier lists, employee personnel files unless Employee's own personnel file, engineering data, logs, consultants' reports, unpublished pricing information, and underlying pricing-related variables such as costs, volume discounting options, and profit margins, budgets, ratings, forecasts, format strategy, financial reports and projections, tapes and electronic data processing files, accounting journals and ledgers, accounts receivable records and sales, operating, marketing and business plans. "Confidential Information" shall not include any information or material that becomes generally available to the public other than as a result of a wrongful disclosure by a person otherwise bound to the provisions hereof, or any person bound by a duty of confidentiality or similar duty owed to the SharkNinja Companies.
d."Covered Customer" means: (i) any Person that was a customer or client of any of the SharkNinja Companies during the Look Back Period and with which Employee either had material business-related contact and/or about whom Employee received Confidential lnfom1ation; and, if allowed by applicable law, or, where allowed by law, (ii) any Person to whom the SharkNinja Companies has made a presentation for the solicitation of business within the ninety (90) days prior to the date of termination of Employee's employment with the SharkNinja Companies and with which Employee either had significant contact and/or about which Employee received Confidential Information. The definition of "Covered Customer" shall be further limited to retailers, distributors, and direct importers with whom SharkNinja Companies conducts business. For avoidance of doubt, the definition of "Covered Customer" shall not include individual consumers who purchase SharkNinja Companies products as the end-user. Material business-related contact is presumed present for this definition and the definition of "Key Relationship" if Employee received commissions, bonuses, or other beneficial credit or attribution for business done with the customer or key relationship or Employee participated in or supervised communications with the customer or key relationship (but not merely a mass mailing or "cold call" telephone or email solicitation) that is intended to result in, lead to, maintain, increase, facilitate or otherwise aid the sale or provision of products or services sold by the SharkNinja Companies.

e."Covered Employee" means any person who was employed by any of the SharkNinja Companies with whom Employee worked or about whom Employee gained knowledge as a result of Employee's employment with the SharkNi1tja Companies during the Look Back Period.

f."Look Back Period" means the last two (2) years of Employee's employment with the SharkNinja Companies or such shorter time as Employee is employed.

g."Key Relationship" means any Person with an ongoing business relationship with the SharkNinja Companies (including contractors, distributors, vendors, suppliers, and manufacturers) that Employee had material business-related contact or dealings with during the Look Back Period.

h."Non-Compete Restrictive Period" means: (i) the period of Employee's employment with the SharkNinja Companies; and (ii) the one year following the end of Employee's employment with the SharkNinja Companies, whether voluntary or involuntary for cause.

i. "Non-Solicit Restrictive Period" means: (i) the period of Employee's employment with the SharkNinja Companies; and (ii) the one year following the end of Employee's employment with the SharkNinja Companies, whether voluntary or involuntary.

j. "Territory" means the geographic territory(ies) assigned to Employee by the SharkNinja Companies during the Look Back Period (by state, county, or other recognized geographic boundary used in the SharkNinja Companies' business); and, if Employee has no such specifically assigned geographic territory then: (i) those states and counties in which Employee participated in the SharkNinja Companies' business and/or about which Employee was provided access to Confidential Information during the Look Back Period; and, (ii) the state and county where Employee resides. If Employee is employed by the SharkNinja Companies in a research and development capacity and/or if Employee is employed in a senior management position (such as Vice President and above, Director, or Officer) then Employee is presumed to have participated in the SharkNinja Companies' business and/or had Confidential Information about the SharkNinja Companies' business throughout the United States (including state and state-equivalents and county and county-equivalents therein). Employee is responsible for seeking clarification from the SharkNinja Companies' Human Resources department if it is unclear to Employee at any time what the scope of the Territory is.

3.Noncompetition with the SharkNinja Companies.

a.Employee agrees that during the Non-Compete Restrictive Period, Employee shall not, directly or by assisting or directing others, Compete with the SharkNinja Companies within the Territory. Employee further agrees that during their employment with the SharkNinja Companies, Employee will not own, finance, control, or otherwise hold a material interest in a Competing Business.
b.Nothing in this Agreement prohibits Employee from owning 2% or less of the publicly traded stock of such a company so long as such ownership is a non-controlling interest, passive in nature (such as through a mutual fund), and Employee has no other material involvement with the company of any kind. Further, the post-employment non-competition in Section 3 will not apply if Employee's employment is terminated without cause. For the limited purposes of the application of the non-competition clause in Section 3 of the Agreement, "cause" to terminate Employee's employment exists if Employee has: (a) materially breached any obligations under any applicable employment, confidentiality, nonsolicitation or noncompetition agreement with the SharkNinja Companies; (b) been convicted of or entered a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude; (c) neglected, refused, or failed to discharge Employee's duties (other than due to physical or mental illness) commensurate with Employee's title and function, or Employee's failure to comply with a lawful direction of the SharkNinja Companies; (d) breached their duty of loyalty or fiduciary duty to the SharkNinja Companies; (e) violated the SharkNinja Companies' policy or policies; (f) engaged in any other willful misconduct which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, SharkNinja Companies; and/or (g) engaged in any other act that is accepted as cause for termination under the common law. Nothing in this paragraph shall be construed to eliminate or modify the "at-will" nature of the parties' relationship.
c.If Employee breaches their fiduciary duty to SharkNinja Companies and/or has unlawfully taken, physically or electronically, any Company records, then the Restricted Period for Section 3 shall be extended to a period of two (2) years from the Employee's cessation of employment with SharkNinja Companies.

4.Non-solicitation of Customers. Employee agrees that, during the Non-Solicit Restrictive Period, Employee will not, directly or by assisting or directing others: (a) solicit any Covered Customer for the direct or indirect purpose of providing services or products to such Covered Customer, which services or products are competitive with or similar to one or more services or products provided by the SharkNinja Companies during the Look Back Period; or (b) contact any Covered Customer or knowingly engage in any other conduct that is intended to cause, or could reasonably be expected to cause, the Covered Customer to stop or reduce doing business with the SharkNinja Companies, or that would involve diverting business opportunities away from the SharkNinja Companies (collectively the "Customer Non-Solicitation Obligations").

5.Non-solicitation of Employees. Employee agrees that, during the Non-Solicit Restrictive Period,Employee will not knowingly, directly or by assisting or directing others: (a) solicit or attempt to solicit, directly or by assisting others, any Covered Employee to terminate their employment or retention by any of the SharkNinja Companies; or (b) on behalf of a Competing Business, facilitate the hiring or retention as an independent contractor, employee or consultant any Covered Employee to perform the same or similar services related to the activities that Covered Employee performed for the SharkNinja Companies (collectively the "Employee Non-Solicitation Obligations").
6.Non-solicitation of Key Relationships. Employee agrees that, during the Non-Solicit Restrictive Period, Employee will not, directly or by assisting or directing others: (a) solicit or contact any Key Relationship for the direct or indirect purpose of doing any business that would compete with the SharkNinja Companies' Business; or (b) knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause, the Key Relationship to stop or reduce doing business with the SharkNinja Companies, or that would involve dive1ting business opportunities away from the SharkNinja Companies (collectively the "Key Relationship Non-Solicitation Obligations").

7.Confidentiality. Employee acknowledges that their employment with the SharkNinja Companies creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that relates to the SharkNinja Companies' Business. Employee covenants that at all times during their employment and after the termination of such employment, Employee will keep and hold all Confidential Information in strict confidence and trust, and will not in any fashion, form or manner, either directly or indirectly, use, disclose, transfer, transmit, download, upload, store, divulge or otherwise publish any Confidential Information without the prior written consent of an Officer of the SharkNinja Companies, except as may be necessary to perform their duties as an employee of the SharkNinja Companies. Employee will abide by the policies and regulations of the SharkNinja Companies, as established from time to time, for the protection of its Confidential Information.
Employee understands that in the course of their employment with SharkNinja Companies they may obtain access to confidential information entrusted to SharkNinja Companies by third pa1ties in confidence and will generally be subject to an agreement with a third party governing the terms under which it must be kept confidential ("Third Party Confidential Information"). Except where otherwise expressly provided for in this Agreement or through a written instruction from the SharkNinja Companies, Employee will handle Third Pa1ty Confidential Information in accordance with both the foregoing limitations and the SharkNinja Companies' policies and restrictions on Confidential Information.

If Employee leaves SharkNinja Companies, Employee may take with them and use the general skills, knowledge and experience that Employee has learned or developed in their position or positions with SharkNinja Companies. If required by applicable law, the restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of Employee's employment, where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret. Nothing in this Agreement will be construed to prohibit Employee from engaging in any disclosure that is compelled by Jaw (such as a subpoena, court order, or other legal mandate). However, unless prohibited by law from doing so, Employee will notify the SharkNinja Companies as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Infom1ation so that the SharkNinja Companies can take reasonable steps to protect its interests; provided that nothing herein will be construed to create a requirement that is not pem1itted under Section 22 (Limitations; Protected Conduct).

8.Inventions and Patents. Employee is expected to use their inventive and creative capacities for the benefit of the Shark Ninja Companies and to contribute, where possible, to the SharkNinja Companies' intellectual prope1ty in the ordinary course of employment. Employee's wages as an employee fully compensate them for these services, the work product of my services, and the related agreements below.

(a)"Inventions" mean any inventions, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts of commercial value or utility, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. "Works" mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. "Trademarks" mean any trademarks, trade dress or names, symbols, special wording or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing is collectively referred to in this Agreement as "Intellectual Property."

(b)Employee assigns to the SharkNinja Companies or its nominee Employee's entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by Employee, alone or jointly with others, during Employee's employment with the SharkNinja Companies (whether during working hours or not) that either (i) relate to SharkNinja Companies' business, or actual or demonstrably anticipated research or development of the SharkNinja Companies, or (ii) involve the use or assistance of any tools, time, material, personnel, information, or facility of the SharkNinja Companies, or (iii) result from or relate to any work, services, or duties undertaken by Employee for the SharkNinja Companies.

(c)Employee recognizes that all Works and Trademarks conceived, created, or reduced to practice by Employee, alone or jointly with others, during Employee's employment shall to the fullest extent permissible by law be considered the SharkNinja Companies' sole and exclusive property and "works made for hire" as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the "works made for hire" or similar notion or doctrine, and will be considered the SharkNinja Companies' property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Employee or the Company. If any such Works, Trademarks or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire or not the exclusive property of the SharkNinja Companies, Employee hereby assigns to the SharkNinja Companies all of Employee's rights, title and interest, past, present and future, to such Works or Trademarks. Employee will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will Employee use same to compete with or otherwise cause damage to the business interests of the SharkNinja Companies.

(d)It is the purpose and intent of this Agreement to convey to the SharkNinja Companies all of the rights (inclusive of moral rights) and interests of every kind, that Employee may hold in Inventions, Works, Trademarks and other intellectual property that are covered by Sections 8 (a) through (c) above ("Company Intellectual Property"), past, present and future; and, Employee waives any right that Employee may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the SharkNinja Companies exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Company Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the SharkNinja Companies' sole discretion and for the SharkNinja Companies' sole benefit and no royalty will be due to Employee as a result of the SharkNinja Companies' effo1ts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual prope1ty that is incorporated into any product or service of the SharkNinja Companies that Employee retains any ownership of or rights in despite the assignments created by this Agreement, then Employee hereby grants to the SharkNinja Companies and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Employee of all intellectual property rights in Company Intellectual Property. When requested to do so by the SharkNinja Companies, either during or subsequent to employment with the SharkNinja Companies, Employee will (i) execute all documents requested by the SharkNinja Companies to affirm or effect the vesting in the SharkNinja Companies of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such prope1ty; (ii) execute all documents requested by the SharkNinja Companies for filing and obtaining of patents, trademarks and/or copyrights; and (iii) provide assistance that the SharkNinja Companies reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property. Power of Attorney: Employee hereby irrevocably appoints the SharkNinja Companies as its agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the SharkNinja Companies' ownership and control rights in Company Intellectual Property in the event that Employee's signature or other action is necessary and cannot be secured due to Employee's physical or mental incapacity or for any other reason.

(e)Employee will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the SharkNinja Companies and are covered by Sections 8 (b) through (d) above. During employment and for a period of one (l) year thereafter, Employee will promptly disclose to the SharkNinja Companies (without revealing the trade secrets of any third party) any Intellectual Property that Employee creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the SharkNinja Companies is engaged in or its actual or demonstrably anticipated research or development activity.
(f)Employee will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from this Agreement because it was conceived or created prior to being employed by the SharkNinja Companies (a "Prior Work") unless such item is identified in the Prior Works section below Employee's signature and signed by Employee as of the date of this Agreement. Employee will not incorporate any such Prior Work into any work or product of the SharkNinja Companies without prior written authorization from the SharkNinja Companies to do so; and, if such incorporation does occur, Employee grants the SharkNinja Companies and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.

9.Return of Company Property. Employee acknowledges that all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to the SharkNinja Companies shall be and remain the sole property of the SharkNinja Companies and Employee shall, upon the request of an Officer of the SharkNinja Companies, turn over all such materials and any Confidential Information. Employee also agrees that, prior to departure from employment, Employee shall submit to a tem1ination interview to review Employee's obligations under the terms of this Agreement. Within five (5) business days of the date Employee's employment with SharkNinja Companies ends, or upon SharkNinja Companies' request, Employee shall return to the applicable SharkNi1rja Companies all of such SharkNinja Companies' property in working condition (keys, badges, laptops, cellular telephones, cars, etc.) used by Employee in the performance of the services, and all Confidential Information, whether in print or electronic form, in the control, custody or possession of Employee or Employee's agents or representatives. Upon request by SharkNinja Companies, Employee must also provide their passwords for any SharkNinja Companies owned devices or accounts. Employee's failure to provide such passwords, documents, devices or other SharkNinja Companies' property shall be considered a breach of this Section 9.

10.Best Efforts and Loyalty. Employee agrees that during the period of their employment by SharkNinja Companies, Employee will not, without SharkNinja Companies' express written consent, directly or through the direction or control of others, engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, Employee's employment by SharkNinja Companies. By way of example and not limitation, Employee will not solicit any of the customers or prospective customers of the SharkNinja Companies for the purpose of diverting or attempting to dive1t any business away from the SharkNinja Companies.

11.Validity; Severability. Each of Employee's obligations under this Agreement shall be considered a separate and severable obligation. If a court determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), unless not allowed by applicable law, the parties agree that the court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in pa1t, then the other provisions of this Agreement will remain in full force and effect. This Agreement will survive the expiration or termination of Employee's employment with the SharkNinja Companies and shall, likewise, continue to apply and be valid notwithstanding any change in the Employee's duties, responsibilities, compensation, position, or title.

12.Injunctive Relief. The restrictions contained in this Agreement are considered by the parties hereto to be fair and reasonable and necessary for the protection of the legitimate business interests of the SharkNinja Companies. It is recognized that damages in the event of breach or threatened breach of the provisions of this Agreement by Employee would be difficult to ascertain, and it is therefore agreed that the SharkNinja Companies shall have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the SharkNinja Companies may have.

13.Fairness Extension. If Employee fails to comply with a restriction in Sections 4 through 6 of this Agreement that applies for a limited period of time after employment, the time period for that restriction will be extended by the greater of either: one day for each day Employee is found to have violated the restriction, or the length of the legal proceeding necessary to secure enforcement of the restriction; provided, however, this extension of time shall be capped so that the extension of time does not exceed two years from the date Employee's employment with the SharkNinja Companies ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.
14.Attorneys’ Fees. If the SharkNinja Companies must pursue legal action to secure Employee's compliance with this Agreement and prevails, Employee will pay all reasonable attorneys' fees, costs and expenses incurred by the SharkNinja Companies in enforcing this Agreement against Employee. The SharkNinja Companies shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

15.Absence of Conflicting Agreements and Obligations. The Employee represents and warrants that they are not a party to or bound by any other agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict their ability to be employed by the SharkNinja Companies, or their ability to compete freely with other Persons in connection with the Business. During their employment by the SharkNinja Companies, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person or entity to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the SharkNinja Companies any unpublished documents or any property belonging to any former employer or any other person or entity to whom they have an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of their duties only information which is generally known and used by persons with training and experience comparable to Employee's own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the SharkNinja Companies.
16.Notification. Employee will provide any prospective employer Employee is considering an offer from with notice of this Agreement at least ten days before accepting such offer. The SharkNinja Companies may elect to provide another party notice of this Agreement and an opinion about its applicability. While Employee reserves the right to also communicate their disagreement with such an opinion, Employee recognizes the SharkNinja Companies' legitimate business interest in expressing its opinion and consent to it doing so if it believes such is necessary. Employee will not assert any claim that such conduct is legally actionable interference or otherwise impermissible regardless of whether or not this Agreement is later found to be enforceable.
17.No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

18.Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. SharkNinja Companies may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes SharkNinja Companies' obligations hereunder, and Employee irrevocably consents to such assignment.

19.Entire Agreement. This Agreement supersedes any other agreements, oral or written, and contains all of the agreements and understandings between the parties with respect to the subject matter hereof. However, should Employee be subject to an equity or incentive compensation agreement with SharkNinja Companies containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such equity or incentive compensation agreements ("Other Covenants"), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in this Agreement and the Other Covenants, SharkNinja Companies shall be provided the greatest protection set forth in either agreement. Any modification of any term of this Agreement shall be effective only if set forth in a writing signed by both parties hereto or by court order. However, Employee acknowledges that the law may change over the course of their employment with the SharkNinja Companies; and accordingly, Employee recognizes that the SharkNinja Companies will have the right, through a written notice to the Employee, to rescind any restriction placed upon Employee or to reduce the boundaries of any restriction applicable to Employee (such as time, scope of activity, or geography) at any time as it deems necessary to make the restriction reasonable and enforceable under the applicable law, and if this occurs the Agreement will be interpreted and applied as if such reduction was in the Agreement as originally entered into by the parties.
20.Governing Law; Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute relating to or arising out of this Agreement shall be exclusively finally resolved by a state or federal court located in the county where Employee resides when last employed by the SharkNinja Companies or the business litigation session of the superior court in Suffolk County, Massachusetts and the parties to this Agreement hereby consent to personal jurisdiction therein.

21.At-Will Employment. Employee agrees and understands that nothing in this Agreement shall constitute a contract of employment or confer any right with respect to continuation of employment by the SharkNinja Companies, nor shall it interfere in any way with Employee's right or the SharkNinja Companies' right to terminate Employee's employment at any time, with or without cause.
22.Limitations; Protected Conduct. Section 3 shall not apply to Employee post-employment if Employee is: classified as non-exempt under the FLSA; 18 years or younger; or an undergraduate or graduate sh1dent in an internship or other sh01t-term employment relationship while enrolled in college or graduate school. The restrictions contained in Sections 4 through 6 above are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customers, Key Relationships and Covered Employees are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory. Nothing herein is intended or to be construed as a prohibition against general advertising such as "help wanted" ads that are not targeted at the SharkNinja Companies' employees. Further, notwithstanding any other provision of this Agreement, nothing in this Agreement prohibits Employee from (i) opposing an event or conduct that Employee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation or other unlawful employment practices or of a recognized clear mandate of public policy, (ii) disclosing sexual harassment or sexual assault, or (iii) reporting such an event or conduct to their attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, the state division of human rights, or a local commission on human rights), or (iv) making any truthful statements or disclosures required by law or othe1wise cooperating in an investigation conducted by any government agency (collectively referred to as "Protected Conduct"). Further, nothing requires notice to or approval from the SharkNinja Companies before engaging in such Protected Conduct. Protected Conduct includes the use of lawfully acquired information regarding the wages, benefits, or other te1ms and conditions of employment at the SharkNinja Companies for purposes protected by the National Labor Relations Act (NLRA) or another applicable law, unless the information is entrusted to Employee in confidence as pa1t of essential job duties in a human resources or personnel management role or Employee is in a supervisor or management role excluded from the coverage of the NLRA. Nothing in this Agreement shall prohibit any non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or fom1ing a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other tem1s and conditions of employment, except where the information was entrusted to the employee in confidence by the SharkNinja Companies as part of the employee's job duties.

23.DTSA Notice. Protected Conduct may include a disclosure of trade secret info1mation that complies witl1 the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local govenu11ent official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as pe1mitted by court order.
24.Electronic Signature. Employee and SharkNinja Companies agree that an electronic signature of the Employee included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. SharkNinja Companies assents to and accepts this Agreement upon the Employee providing their signature either electronically or by hand.

The effective date of this Agreement shall be the date signed by Employee below unless this Agreement is entered into as a condition of initial employment or promotion in which case the effective date is the first day of Employee's employment in such new position (whether reduced to writing on that date or not).
If Employee is being initially hired by the SharkNinja Companies, Employee acknowledges that they received a copy of this Agreement with their first formal offer of employment from the SharkNinja Companies or at least ten (10) business days before commencement of Employee's employment by the SharkNinja Companies, whichever came first; and if Employee was already employed by the SharkNinja Companies at the time of signing this Agreement, that Employee was provided a copy hereof at least ten (10) business days before the effective date of this Agreement.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. EMPLOYEE ACKNOWLEDGES THAT THEY HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY AND HAVE BEEN AFFORDED THE OPPORTUNITY TO AVAIL THEMSELVES OF THE OPPORTUNITY TO THE EXTENT EMPLOYEE WISHED TO DO SO.

EMPLOYEE
By:    /s/ Patraic Reagan
Name: Patraic Reagan
Address: [*****]
     [*****]

ACCEPTED AND AGREED TO:

SHARKNINJA
By:    /s/ Elizabeth Norberg
Name: Elizabeth Norberg
Job Title: EVP, Chief People Officer

The following are Prior Works not covered by Section 8 above, in which Employee has any right, title or interest, and which were conceived or written either wholly or in part by me prior to my employment with the Company and/or while Employee was employed by the SharkNinja Companies but prior to the date Employee executed this Agreement, but neither published nor filed in any Patent Office.
DESCRIPTION OF PRIOR WORKS (if applicable)

Title of Invention/Document	Date of Invention /Document	Name of Witness on Document

□ a Prior Work Appendix of _ additional pages is attached.